Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Amendment No.1 to on Form S-8 (File No. 333-278321) and Form F-3 (No. 333-289457) of Hongli Group Inc. and its subsidiaries (the “Company”) of our report dated May 13, 2026, relating to the consolidated balance sheets of Hongli Group Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025 and the related notes, included in the Company’s Annual Report on Form 20-F.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ HTL International, LLC

Houston, Texas

May 13, 2026